UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2022

HESTIA INSIGHT INC.

(Exact name of registrant as specified in its charter)

 (Former Name of Registrant)

Nevada	024-11289	85-0994055
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 S. 4th Street Suite 500

Las Vegas, NV 89101

(Address of principal executive offices) (zip code)

(702) 793-4028

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On January 4, 2022, the size of the Board of Directors of Hestia Insight Inc. (the “Company”) was increased from one to two and Eugene Cha was appointed as a director of the Company.

There is no understanding or arrangement between Mr. Cha and any other person pursuant to which Mr. Cha was selected as a director of the Company. Mr. Cha does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Mr. Cha has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000. On January 4, 2022, Mr. Cha entered into a director agreement with the Company pursuant to which he will serve as a director of the Company. The director agreement provides that Mr. Cha will receive options to purchase up to 60,000 shares of the Company’s common stock at $3.50 per share for a period of five years. The options will vest in equal amounts over a period of one year at the rate of 15,000 shares per fiscal quarter at the end of such quarter, commencing in the quarter in which Mr. Cha was appointed as a director, for a total of 60,000 shares. The Company and Mr. Cha also entered into an Indemnification Agreement.

Eugene Cha is a seasoned attorney specializing in cross-border business and investment transactions, as well as having served as a board member to numerous international businesses. From 2019 through the present, Mr. Cha serves as the Chairman of HDL Advisory Co., Ltd., and from 2018 through the present, Mr. Cha serves as an independent director to Red Forest Cable TV, Co. From 2019 through 2020, Mr. Cha served as an independent director to China Auto Logistic Inc., the largest luxury auto importer in China. From 2015 through 2018, Mr. Cha served as Chief Legal Counsel for Core Pacific Group, a conglomerate which owns publicly listed petrochemical and construction companies in Taiwan. From 2017 through 2018, Mr. Cha served as an independent director to Polaris Bio-technology Co., Inc., a publicly traded biotech company in Taiwan. From 2015 through 2018, Mr. Cha served as the Chairman of Jiangsu CPY Commercial Factoring Co., Ltd., the first Taiwanese-owned factoring company in mainland China. From 2012 through 2018, Mr. Cha served as a director of Core Pacific Yamaichi Securities Co., Ltd., the first securities firm owned by a Taiwanese company in Hong Kong. From 2011 through 2015, Mr. Cha served as a board supervisor of Xiamen Bank, the first joint venture bank between mainland China and Taiwan. From 2011 through 2017, Mr. Cha served as an independent director of Founder Fubon Fund Management Co., Ltd., the first joint venture mutual fund company between mainland China and Taiwan. From 2007 through 2011, Mr. Cha served as promoter and board supervisor to China Social Entrepreneur Foundation, which focused on poverty alleviation and increasing access to microfinance for millions of poor rural farmers in China. From 2006 through 2008, Mr. Cha served as General Counsel of Chi-Fu China Equity Investment Fund Management Co., Ltd., a fund focused on investment in solar power and restoration of historical buildings. From 2005 through 2008, Mr. Cha served as an independent director of Dacheng Fund Management Co., Ltd.; and, from 1992 through 1996, Mr. Cha served as a Member of the Taiwan National Assembly, where Mr. Cha participated in amending the Constitution and the institution of direct elections of the President and Vice President. From 1984 through 2006, Mr. Cha was a founding partner with the international law firm of Cha & Cha LLP, where he focused his legal practice on international corporate finance and mergers and acquisitions. Mr. Cha received a Bachelor of Laws degree from National Taiwan University in 1978, and a Master of Comparative Law degree from the University of Michigan in 1981. Mr. Cha is admitted to practice law in the State of New York in 1984. Mr. Cha has been a director and past president of the Chinese American Political Action Association in New York. We believe that Mr. Cha should serve as a member of our board of directors due to his extensive experience in complex corporate legal matters and transactions, and in serving as a board member to numerous business enterprises across an array of industries.

The offers, sales and issuances of the above securities to Mr. Cha were made in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. Mr. Cha acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Mr. Cha is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
4.1	Stock Option Agreement by and between Hestia Insight Inc. and Eugene Cha dated January 4, 2022

10.1	Director Agreement by and between Hestia Insight Inc. and Eugene Cha dated January 4, 2022

10.2	Indemnification Agreement by and between Hestia Insight Inc. and Eugene Cha dated January 4, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESTIA INSIGHT INC.

Date: January 10, 2022	By:	/s/ Edward Lee
Edward Lee
Chief Executive Officer

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